Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 6, 2009, of Renegy Holdings, Inc. and are in agreement with the statements contained in the three paragraphs under section 4.01 (a) therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in Item 4.01 (b) of the above referenced filing.

 /s/ Ernst & Young LLP

February 12, 2009

Phoenix, Arizona